LETTER OF INTENT

THIS LETTER OF INTENT is dated for reference June 11, 2012 (the "Effective Date")

BETWEEN:

TRILLIANT EXPLORATION CORPORATION, c/o 545 Eighth Ave Suite 401, New York, NY 10018

("TTXP')

AND:

COPPER ISLAND MINES LTO. c/o 906 Island Highway, Campbell River, BC V9W 2C3

("CIM")

WHEREAS:

TTXP, a Nevada Corporation, provides this binding Letter of Intent ("Agreement") to CIM, a company registered in the province of British Columbia, as an acknowledgement of intent to enter into a definitive agreement with CIM to acquire a twenty percent (20%) interest in CIM and maintain the 20% interest in a wholly owned subsidiary of TTXP. The 20% interest is to be comprised of the Class C Common Stock of CIM.

NOW THEREFORE, in consideration of the foregoing and the mutual premises herein, and for the valuable consideration of one million five hundred (1,500, 000) share of TTXP restricted common stock, the parties hereto and hereby represent and agree as follows:

1. Acquisition

It is intended that TTXP shall, subject to the terms and conditions set forth herein acquire a 20%

interest in CIM. The 20% interest will be comprised of Class C Common Stock CIM shares.

2. Object of Agreement

The object of this Agreement is to establish and regulate TIXP' s initial acquisition of an interest in CIM.

The parties hereby agree that TTXP will provide CIM with 1,500,000 shares of TIXP restricted common stock on the signing of this Ag.reement. A

The parties also agree that within seve11{ y (98tdays from the Effective Date (the "Closing Date"),

TIXP will pay in full, to CMI, the amount required to acquire a 20% interest in CIM. The full and total amount for this acquisition will be determined by future discussions between TIXP and CIM.

3. Access to Information

Immediately upon TTXP and CIM' s execution of this Agreement. the parties and their respective attorneys, accountants and financial advisors will have full access during normal business hours to all employees. consultants. assets, properties, books, accounts, records, tax returns. contracts and other documents, provided, however that such access will not materially interfere with the normal business operations of such corporation. In the event the parties terminate their discussions for any reason TTXP will promptly return all documents and other materials so provided to it.

4. Use and Confidentiality

(a) All of the information. records, books and data to which each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the other party hereto and will be treated on a confidential basis. The terms, conditions and existence of this Agreement anu all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of any regulatory authorities.

(b) CIM possesses valuable proprietary information, including but not limited to, all written or computer-generated information, know-how, ideas, concepts. maps, assay results. engineering reports, geological reports, metalurgical reports, geological models, owned or optioned mineral tenures, areas of potential mineral value (claimed, optioned or otherwise). data, plans, operating, performance and cost reformation and data, drawings, designs, processes, schedules, documentation, specifications, construction plans, contact lists, business plans, potential mine and milling plans and applications, geological models, and other general information relating to, its subsidiaries, affiliates, related parties and the business, finances, properties, exploration and development work, seNices (including, without limitation, any other written reports, computer diskettes and other software) related to, its subsidiaries, affiliates and related parties.

(c) All such confidential or proprietary information and all other record bearing media containing or disclosing such mformation and techniques and any documents, analyses, compilations, forecasts or studies prepared on the basis of such confidential information, including notes taken from verbal information exchanges, which are directly or indirectly disclosed by CIM to TIXP are hereinafter referred to as the "Confidential Information."

(d) TIXP shall keep confidential and not publish, disseminate, distribute, disclose, sell, assign, copy, commercially exploit, or otherwise make use of any Confidential Information (whether obtained through meetings, discussions or any other exchange of information between the parties) to or for the use or benefit of TIXP or any other person, firm, corporation or entity, except as specifically approved in writing by CIM or as required for evaluation of the business

5. Cost and Expenses

Except as otherwise specifically set forth herein, each party will bear its own costs and expenses.

6. Choice of Law

This Agreement shall be gov erned by, and construed m accordance with laws of British

Columbia.

7. Tennination

This Letter of agreement may be terminated: by mutual written consent of the parties; upon execution by the parties of the Memorandum of Understanding; or upon written notice by either party prior to the Closing Date.

8. Execution in Counterpart

This Agreement may be ex ecuted 1n any number of counterparts or by facsimile, each of which shall together, for all purposes, constitute one and the same instrument, binding on all parties, and each of wh1ch shall together be deemed to be an original, notwithstanding that all of the parties are not signatory to the same counterpart or facsimile.

IN WITNESS WHEREOF the parties have set their respective hands and seals as of the date first written.

COPPER ISLAND MINES LTD. TRILLIANT EXPLORATION, CORP.

Per: